                                                                    Exhibit 99.2


               QUEST DIAGNOSTICS EARNINGS PER SHARE INCREASED 29%
                              IN THIRD QUARTER 2003
             --Earnings per Share Expected to Grow 12-15% in 2004 --

TETERBORO, N.J., OCTOBER 21, 2003--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that for the third quarter ended September 30, 2003, net income increased to $120 million from $87 million in the third quarter of 2002. Earnings per diluted share increased 29% to $1.12 from $0.87 in 2002. Separately, the company also announced that its Board of Directors initiated a quarterly dividend and increased the company's share repurchase authorization by $300 million.

Third quarter revenues increased 15.3% over the prior year level to $1.2 billion and reflect the acquisition of Unilab Corporation, which was completed on February 28, 2003. Clinical testing volume, measured by the number of requisitions, increased 10.8%. Revenue per requisition increased 3.8% compared to the prior year, driven primarily by improvements in test and payer mix. The remainder of the revenue growth was generated by non-clinical testing businesses. On a pro forma basis for the third quarter, assuming that Unilab had been part of Quest Diagnostics since January 1, 2002, revenues increased 4.6%, revenue per requisition increased 5.6%, and clinical testing volume declined by 1.5%, compared to the prior year period.

"Exceptional financial performance during the quarter was principally driven by organic revenue growth and efficiencies from our Six Sigma and standardization efforts," said Kenneth W. Freeman, Chairman and Chief Executive Officer. "In 2004, we expect earnings per share to increase between 12% and 15%, and cash from operations to exceed $600 million, driven by continued organic revenue growth and operating efficiencies. Our expectation for continuing strong cash flow enables us to initiate a dividend and expand our share repurchase program, while pursuing growth opportunities."

For the third quarter of 2003, earnings before interest, taxes, depreciation and amortization (EBITDA) were $256 million, or 20.9% of revenues, compared to $192 million, or 18.2% of revenues in 2002. Bad debt expense improved to 4.8% of revenues compared to 5.1% for the prior year period. Days sales outstanding were 48 days, compared to 51 days a year ago.

Cash flow from operations was $173 million for the third quarter, compared to $132 million in 2002. During the quarter, the company repurchased $131 million of its common stock and made capital expenditures of $46 million.

For the first nine months of 2003, net income increased to $328 million from $240 million in the prior year. Earnings per diluted share increased 29% to $3.10 from $2.41 in the prior year. Revenues increased 15% to $3.5 billion. EBITDA was $714 million, or 20.2% of revenues, compared to $543 million, or 17.7% of revenues in 2002. The company repurchased $141 million of its common stock and made capital expenditures of $122 million.

For the fourth quarter 2003, earnings are expected to be between $0.95 and $1.00 per diluted share. Revenues are expected to grow 13% to 14%. Volume is expected to increase 11% to 12% and revenue per requisition is expected to grow 2% to 3%. On a pro forma basis, assuming that the acquisition of Unilab had been completed on January 1, 2002, volume is expected to decrease 1% to 2% and revenue per requisition is expected to increase 3% to 4%. EBITDA is expected to be between 19% and 20% of revenues.

In addition, for the full year 2003, earnings are expected to increase between 25% and 27% to between $4.05 and $4.10 per diluted share, before charges associated with the Unilab integration. Cash flow from operations is expected to exceed $600 million. Capital expenditures are expected to be between $170 million and $180 million.

For the full year 2004, earnings per share are expected to increase between 12% and 15%, before charges associated with the Unilab integration. Revenues are expected to increase approximately 5%, driven by continued improvements in revenue per requisition, modest improvements in requisition volume, and the impact of Unilab. Inclusion of a full 12 months of revenues from Unilab, which was acquired on February 28, 2003, is expected to increase reported total company revenues by approximately 1.5%. Operating income as a percentage of revenues is expected to approach 18%. Historically, as a percentage of revenues, operating income is approximately 3% lower than EBITDA. Cash flow from operations is expected to exceed $600 million. Capital expenditures are expected to be between $180 million to $190 million.

Quest Diagnostics will hold its third quarter conference call on October 21 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts and investors may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, an audio replay will be available from 10:30 A.M. Eastern Time on October 21, 2003 through 12 P.M. Eastern Time on November 21, 2003 to investors in the U.S. by dialing 888-562-7244. Investors outside the U.S. may dial 402-220-6038. No password is required for either number.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable healthcare professionals to make decisions that improve health. The company offers the broadest access to diagnostic testing services in the United States through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and also empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve patient care. Additional company information is available at: www.questdiagnostics.com. A copy of our earnings press release, together with any information that would be required under Regulation G, will be available in the "Press Room" section of our website.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, unanticipated expenditures, changing relationships with customers, payers, suppliers and strategic partners, competitive environment, changes in government regulations, conditions of the economy and other factors described in the Quest Diagnostics Incorporated 2002 Form 10-K and subsequent filings.

                               --Tables follow --

                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Operations
         For the Three and Nine Months Ended September 30, 2003 and 2002
                      (in millions, except per share data)


                                                   Three Months Ended           Nine Months Ended
                                                      September 30,               September 30,
                                                --------------------------  --------------------------
                                                   2003           2002         2003          2002
                                                ------------   -----------  ------------  ------------

Net revenues...................................   $1,221.2       $1,058.7     $3,534.0      $3,074.3


Cost of services...............................      711.2          625.1      2,062.4       1,813.1
Selling, general and administrative............      292.4          272.6        867.7         807.8
Amortization of intangible assets..............        2.0            2.0          6.1           6.2
Other operating (income) expense, net .........       (1.9)           1.0         (1.7)          2.9
                                                  --------       --------     --------      --------
  Total operating costs and expenses...........    1,003.7          900.7      2,934.5       2,630.0
                                                  --------       --------     --------      --------
Operating income ..............................      217.5          158.0        599.5         444.3

Other income (expense):

Interest expense, net..........................      (14.5)         (13.4)       (45.2)        (41.0)
Minority share of income.......................       (4.6)          (3.7)       (12.8)        (11.5)
Equity earnings in unconsolidated joint
   ventures....................................        4.4            3.8         13.0          11.7
Other income (expense), net....................       (0.1)           1.4          0.5           1.6
                                                  --------       --------     --------      --------
Non-operating expenses.........................      (14.8)         (11.9)       (44.5)        (39.2)
                                                  --------       --------     --------      --------
Income before taxes............................      202.7          146.1        555.0         405.1
Income tax expense.............................       82.7           59.5        226.5         164.6
                                                  --------       --------     --------      --------
Net income.....................................   $  120.0       $   86.6     $  328.5      $  240.5
                                                  ========       ========     ========      ========


------------------------------------------------------------------------------------------------------

Basic earnings per common share:

Net income.....................................   $  1.15        $  0.89      $  3.18       $  2.50

Weighted average common shares outstanding -
    basic......................................     104.8           96.9        103.3          96.2

------------------------------------------------------------------------------------------------------

Diluted earnings per common share:

Net income.....................................   $  1.12        $  0.87      $  3.10       $  2.41

Weighted average common shares outstanding -
    diluted....................................     107.3           99.7        105.8          99.8

------------------------------------------------------------------------------------------------------

                 Quest Diagnostics Incorporated and Subsidiaries

                           Consolidated Balance Sheets
                    September 30, 2003 and December 31, 2002
                      (in millions, except per share data)


                                                                        September 30,      December 31,
                                                                             2003               2002
                                                                        ----------------   ---------------
     Assets

     Current assets:
     Cash and cash equivalents............................................  $   91.1           $   96.8
     Accounts receivable, net ............................................     643.8              522.1
     Inventories..........................................................      68.4               60.9
     Deferred income taxes................................................     115.7              102.7
     Prepaid expenses and other current assets............................      53.0               41.9
                                                                            --------           --------
          Total current assets............................................     972.0              824.4
     Property, plant and equipment, net...................................     592.1              570.1
     Goodwill ............................................................   2,518.7            1,788.9
     Intangible assets, net...............................................      17.7               22.1
     Deferred income taxes................................................      57.2               29.8
     Other assets.........................................................     103.1               88.9
                                                                            --------           --------
     Total assets.........................................................  $4,260.8           $3,324.2
                                                                            ========           ========


     Liabilities and Stockholders' Equity

     Current liabilities:

     Accounts payable and accrued expenses................................  $  617.3           $  610.0
     Short-term borrowings and current portion of long-term debt..........      56.3               26.0
                                                                            --------           --------
          Total current liabilities.......................................     673.6              636.0
     Long-term debt.......................................................   1,065.1              796.5
     Other liabilities....................................................     140.7              122.8
     Stockholders' equity:
        Common stock, par value $0.01 per share; 300 shares authorized; 106.1 and 98.0 shares issued at September 30, 2003 and December 31, 2002,
         respectively.....................................................       1.1                1.0
        Additional paid-in capital........................................   2,238.2            1,817.5
        Retained earnings (accumulated deficit)...........................     287.7              (40.8)
        Unearned compensation.............................................      (3.6)              (3.3)
        Accumulated other comprehensive loss..............................      (0.7)              (5.5)
        Treasury stock, at cost; 2.4 shares at September 30, 2003.........    (141.3)                -
                                                                            --------           --------
          Total stockholders' equity......................................   2,381.4            1,768.9
                                                                            --------           --------
     Total liabilities and stockholders' equity...........................  $4,260.8           $3,324.2
                                                                            ========           ========


                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows
              For the Nine Months Ended September 30, 2003 and 2002
                                  (in millions)


                                                                            Nine Months Ended
                                                                              September 30,
                                                                    --------------- -- ----------------

                                                                         2003               2002
                                                                    ---------------    ----------------
Cash flows from operating activities:

Net income..........................................................     $ 328.5            $ 240.5
Adjustments to reconcile net income to net cash provided by
operating activities:
   Depreciation and amortization....................................       113.5               96.7
   Provision for doubtful accounts..................................       172.1              164.9
   Deferred income tax provision ...................................        16.6               18.0
   Minority share of income.........................................        12.8               11.5
   Stock compensation expense.......................................         4.1                6.8
   Tax benefits associated with stock-based compensation plans......        17.9               41.3
   Other, net.......................................................        (1.8)              (6.0)
   Changes in operating assets and liabilities:
     Accounts receivable............................................      (232.0)            (170.0)
     Accounts payable and accrued expenses..........................       (67.4)             (40.8)
     Integration, settlement and other special charges..............       (13.8)             (26.5)
     Income taxes payable...........................................        43.7               21.5
     Other assets and liabilities, net..............................         6.3               (8.0)
                                                                         -------            -------
Net cash provided by operating activities...........................       400.5              349.9
                                                                         -------            -------

Cash flows from investing activities:

Business acquisitions, net of cash acquired.........................      (237.5)            (333.5)
Capital expenditures................................................      (121.7)            (118.4)
Proceeds from disposition of assets.................................         9.0                5.9
Increase in investments and other assets............................       (11.4)              (4.5)
Collection of note receivable.......................................          -                10.7
                                                                         -------            -------
Net cash used in investing activities...............................      (361.6)            (439.8)
                                                                         -------            -------

Cash flows from financing activities:

Proceeds from borrowings............................................       450.0              475.2
Repayments of debt..................................................      (372.8)            (408.8)
Purchases of treasury stock.........................................      (124.1)               -
Exercise of stock options...........................................        16.8               24.3
Distributions to minority partners..................................       (10.6)              (9.1)
Financing costs paid................................................        (4.2)               -
Other...............................................................         0.3               (0.2)
                                                                         -------            -------
Net cash (used in) provided by financing activities.................       (44.6)              81.4
                                                                         -------            -------

Net change in cash and cash equivalents.............................        (5.7)              (8.5)

Cash and cash equivalents, beginning of period......................        96.8              122.3
                                                                         -------            -------

Cash and cash equivalents, end of period............................     $  91.1            $ 113.8
                                                                         =======            =======

Cash paid during the period for:

Interest............................................................     $  55.0            $  52.2
Income taxes........................................................     $ 150.3            $  82.8

Non-cash financing activities:

Treasury stock purchases not settled ...............................     $  17.3            $   -


Notes to Financial Tables

1) Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Potentially dilutive common shares primarily represent stock options.

     The following table presents net income and basic and diluted earnings per common share, had the Company elected to recognize compensation cost based on the fair value at the grant dates for stock option awards and discounts granted for stock purchases under the Company's Employee Stock Purchase Plan, consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123":




                                                          Three Months Ended                  Nine Months Ended
                                                            September 30,                       September 30,
                                                   ---------------------------------  -----------------------------------
                                                        2003              2002             2003               2002
                                                   ----------------  ---------------  ----------------  -----------------
                                                                  (in millions, except per share data)
Net income
Net income, as reported ......................         $120.0            $ 86.6           $328.5             $240.5
Add: Stock-based compensation under APB 25 ...            1.2               1.9              4.1                6.8
Deduct: Total stock-based compensation expense
   determined under fair value method for all
   awards, net of related tax effects ........          (12.2)            (12.1)           (40.2)             (35.0)
                                                       ------            ------           ------             ------
Pro forma net income .........................         $109.0            $ 76.4           $292.4             $212.3
                                                       ======            ======           ======             ======

Earnings per common share
Basic - as reported ..........................         $ 1.15            $ 0.89           $ 3.18             $ 2.50
                                                       ------            ------           ------             ------
Basic - pro forma ............................         $ 1.04            $ 0.79           $ 2.83             $ 2.21
                                                       ------            ------           ------             ------

Diluted - as reported ........................         $ 1.12            $ 0.87           $ 3.10             $ 2.41
                                                       ------            ------           ------             ------
Diluted - pro forma ..........................         $ 1.03            $ 0.77           $ 2.80             $ 2.13
                                                       ------            ------           ------             ------


     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                                   Three Months Ended                   Nine Months Ended
                                                     September 30,                        September 30,
                                            ---------------------------------  ------------------------------------
                                                 2003              2002              2003               2002
                                            ----------------  ---------------  -----------------  -----------------

     Dividend yield.........................      0.0%              0.0%             0.0%               0.0%
     Risk-free interest rate................      3.3%              3.8%             2.8%               4.2%
     Expected volatility....................     48.1%             46.2%            48.1%              45.2%
     Expected holding period, in years......       5                5                  5                 5


2) Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities such as gains and losses associated with the disposal of operating assets. For the three and nine months ended September 30, 2003, other operating (income) expense, net includes $3.3 million of gains on the sale of certain operating assets, partially offset by a $1.1 million charge associated with the integration of Unilab. For the three and nine months ended September 30, 2002, other operating (income) expense, net includes a $1.5 million charge associated with the integration of American Medical Laboratories. In addition, other operating (income) expense, net for the nine months ended September 30, 2002 includes the cost of a contract settlement.

3) Other income (expense), net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the three and nine months ended September 30, 2002, other income (expense), net includes a $3.8 million gain on the sale of an investment, partially offset by losses on miscellaneous non-operating assets.

4) EBITDA represents income before net interest expense, income taxes, depreciation and amortization. The following table reconciles net income, representing the most comparable measure under accounting principles generally accepted in the United States, to EBITDA. In addition, the calculations to determine net income as a percentage of net revenues and EBITDA as a percentage of net revenues are presented. A reconciliation of net income to net cash provided by operating activities is presented on the face of the statement of cash flows. EBITDA is presented and discussed because management believes it is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or
     (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.


                                                      Three Months Ended              Nine Months Ended
                                                         September 30,                  September 30,
                                                 ------------------------------  ----------------------------
                                                      2003           2002            2003          2002
                                                 ------------------------------  ----------------------------
                                                             (in millions, except percentage data)
 Net revenues...................................... $1,221.2      $1,058.7          $3,534.0     $3,074.3

 Net income........................................ $  120.0      $   86.6          $  328.5     $  240.5
 Add:
    Interest expense, net..........................     14.5          13.4              45.2         41.0
    Income tax expense.............................     82.7          59.5             226.5        164.6
    Depreciation ..................................     36.6          30.9             107.4         90.5
    Amortization of intangible assets..............      2.0           2.0               6.1          6.2
                                                    --------      --------          --------     --------
 EBITDA............................................  $ 255.8      $  192.4          $  713.7     $  542.8
                                                    ========      ========          ========     ========

 Net income as a percentage of net revenues 'pp'A..     9.8%         8.2%               9.3%        7.8%

 EBITDA as a percentage of net revenues 'pp'B......   20.9%         18.2%             20.2%        17.7%


 Operating income 'pp'C............................ $  217.5      $  158.0          $  599.5     $  444.3
 Operating income as a percentage of net
    revenues 'pp'C,D...............................   17.8%          14.9%            17.0%        14.5%


A. Calculated by dividing net income by net revenues.
B. Calculated by dividing EBITDA by net revenues.
C. Presented for comparative purposes only.
D. Calculated by dividing operating income by net revenues.

5) Free cash flow represents net cash provided by operating activities less capital expenditures. Free cash flow is presented because management believes it is a useful adjunct to cash flow from operating activities and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's ability to fund investing activities and meet its future debt service requirements. Free cash flow is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles net cash provided by operating activities to free cash flow:


                                                                          Nine Months Ended
                                                                            September 30,
                                                            ----------------------------------------------
                                                                    2003                    2002
                                                            ----------------------  ----------------------
                                                                            (in millions)
      Net cash provided by operating activities.................     $400.5                  $349.9
      Less:  Capital expenditures...............................      121.7                   118.4
                                                                     ------                  ------
      Free cash flow............................................     $278.8                  $231.5
                                                                     ======                  ======


6) The following table presents management's estimates of various financial measures for the three and twelve months ended December 31, 2003 and excludes charges associated with the Unilab acquisition. The table also reconciles estimated net income to estimated EBITDA and presents the calculation of each as a percentage of estimated net revenues:


                                                                 Three Months Ended      Twelve Months Ended
                                                                  December 31, 2003       December 31, 2003
                                                                ----------------------   --------------------
                                                                     (in millions, except per share and
                                                                             percentage data)

     Net revenues..............................................    $1,168 - $1,178         $4,702 - $4,712

     Diluted earnings per common share.........................     $0.95 - $1.00          $4.05 - $4.10
     Weighted average common shares outstanding - diluted......         105.5                   106
     Net income................................................      $100 - $105            $429 - $434

     Effective income tax rate.................................          40.8%                  40.8%

     Reconciliation of net income to EBITDA

     Net income................................................      $100 - $105             $429 - $434
     Add:
        Interest expense, net..................................           15                       60
        Income tax expense.....................................        69 - 72                296 - 299
        Depreciation ..........................................           37                      144
        Amortization of intangible assets......................           2                        8
                                                                     -----------            -----------

     EBITDA....................................................      $223 - $231            $937 - $945
                                                                     -----------            -----------

     Net income as a percentage of net revenues 'pp'A..........          8.7%                   9.2%

     EBITDA as a percentage of net revenues 'pp'B..............         19.4%                   20.0%


A. Calculated by dividing the mid-point of net income by the mid-point of net revenues.

B. Calculated by dividing the mid-point of EBITDA by the mid-point of net revenues.